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                                                                EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
  Entercom Communications Corp.
Bala Cynwyd, Pennsylvania

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-61381 of Entercom Communications Corp. of our report dated September 18, 1998 (October 8, 1998 as to Note 12(F) and October 29, 1998 as to Note 6(B)(3) appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated September 18, 1998, (October 8, 1998 as to Note 12(F) and October 29, 1998 as to Note 6(B)(3)) related to the financial statement schedule included elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 30, 1998